Exhibit 99.1

Diedrich Coffee Announces Long-Term Growth Strategy; Company to

Focus Resources on Growing Wholesale and Franchise Businesses

Announces Changes to Board of Directors

Irvine, Calif. – September 14, 2006 – Recognizing its inherent strength as a premier roaster of imported specialty coffee and the positive trends in the wholesale market, Diedrich Coffee, Inc. (NASDAQ: DDRX) one of the largest specialty coffee suppliers in the United States, announced today that it plans to strengthen its two core business segments by increasing the resources dedicated to its expanding wholesale business and by narrowing its retail focus to its franchise stores.

“Diedrich Coffee has a long and storied tradition of selecting and roasting the finest coffees in the world,” said Steve Coffey, chief executive officer of Diedrich Coffee. “The changes that we are announcing today allow us to utilize our core strength as the premier roaster of specialty coffee and to fulfill our promise to sell great coffee to the widest possible market.

With the trends shifting towards specialty coffee in restaurants, offices, and specialty stores, Diedrich Coffee has experienced significant growth in our wholesale business. We are well positioned to be a strong competitor with the potential for greater growth and profitability in the future.”

According to Mr. Coffey, Diedrich’s wholesale operation has grown substantially over the past 12 months, growing at a rate of 46% over the prior year with sales last quarter trending up at 50% over the same period last year. Third-party sales for the quarter ended June 28, 2006 represented 78% of all coffee sold by the company.

As part of its plan to narrow the focus of the retail side of the business on its franchise operations, the company plans to close its Diedrich Coffee and Coffee People company-owned locations but retain the brands for its wholesale and franchise operations. To this end, the company announced that it entered into an agreement today to sell most of its 47 company-owned locations to Starbucks Coffee Company for approximately $13.5 million. The completion of the sale is subject to a number of conditions including the approval of Diedrich Coffee’s stockholders and the receipt of various approvals, permits and consents in connection with the transfer of the store locations. Assuming these conditions are met, it is anticipated the sale will be completed within the next few months.

The Company noted that its agreement with Starbucks provided the best solution for the company and its landlords. Most importantly it allowed the company to provide its employees with the smoothest transition possible. All non-management store employees in good standing at the stores being sold will be offered positions with Starbucks and store managers and assistant managers will be provided the opportunity to interview for positions.

The company said that its Gloria Jean’s franchise system and the franchisee-owned Diedrich Coffee stores are not directly affected by the sale transaction or other strategic changes. “Our franchise partners will benefit from our new strategic direction as they will have a financially stronger and more focused company as their partner without the distraction of also running two company store systems,” Mr. Coffey said.

The Diedrich Coffee and Coffee People stores are not expected to transition for several months. Until then, the stores will remain open and continue to serve our guests as they have in the past. Additionally, our customers will be able to continue to purchase the same rich and flavorful coffee at franchise locations and through the company’s websites, www.diedrich.com, www.gloriajeans.com and www.coffeepeople.com,” Mr. Coffey added.

In an unrelated matter, the company also announced today that Peter Churm has retired from the board of directors. The board has appointed Greg Palmer to fill the vacancy. Most recently Mr. Palmer served as president and chief executive officer of RemedyTemp, Inc. “On behalf of the board of directors I would like to thank Peter for his many years of exemplary service and also express how pleased we are that Greg is joining the board. His executive management background and experience in sales oriented companies will be invaluable as the company moves forward,” said Paul Heeschen, Diedrich Coffee’s Chairman.

About Diedrich Coffee

Headquartered in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee and Coffee People, which it sells through more than 800 wholesale accounts including coffeehouses, office coffee service distributors, restaurants, specialty retailers as well as direct-to-consumer via the Internet. The company’s 200 domestic retail outlets, the majority of which are franchised, are located in 33 states. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Websites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s retail operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

Contact:	Sitrick and Company
Maya Pogoda
(310) 788-2850